Exhibit 99.2

Vivakor Collaborates on Prototyping of its Self-Powered Roadway Sensors

Helping to Pioneering the Conversion to “Smart Roads”

South Salt Lake City, UT – Accesswire – March X, 2022 – Vivakor, Inc. (NASDAQ: VIVK), a socially responsible operator, acquirer, and developer of clean energy technologies and environmental solutions, today announced that in collaboration with TBT Group, Inc. and the Center for Research and Education in Advanced Transportations Systems (CREATEs) at Rowan University, the completion of the design stages of its self-powered roadway sensors and the beginning of prototype stages.

This marks a major advancement since the exclusive agreement that allows Vivakor to license TBT’s group energy harvesting and sensor technology, and is expected to put the Company in a position to help support infrastructure needed for usage of autonomous vehicles.

Four types of smart road sensors have been designed: one to collect temperature data to allow Departments of Transportation to better direct salting and plowing operations; one to collect roadway wear information to better direct repair crews; one to detect traffic; and one to communicate directly with smart automobiles, providing them a clear picture of the edge of the highway, as weather, daylight and other conditions can have negative effects on the onboard automobile sensors.

The sensors utilize TBT’s energy harvesting piezo-electric technology which converts the traffic-induced vibrations of the roadway to energy that powers the embedded sensors; eliminating the need for battery replacement or costly maintenance and allowing for the low-cost and easy-to-install smart sensors to be sustainable far beyond the roadway lifetime.

“We are very excited that we have completed the design on four discreet sensors and are now starting to create prototypes. Sensors with the ability to generate predictive data for road maintenance and traffic information will greatly reduce roadway operating costs while bolstering roadway safety,” said Dan DeClement, CEO of TBT Group.

“We envision soon being able to offer our asphalt customers not only an environmentally friendly asphalt that was reclaimed from waste, but also an embedded smart sensor technology that will make the roadways safer. This is an exciting step for Vivakor,” said Matt Nicosia, CEO of Vivakor, Inc. “We are also excited about the potential for enmeshing the TBT proprietary piezo-electric materials into our patented nanosponge to attempt to harvest additional energy for greater sensor capabilities.”

About Vivakor, Inc.

Vivakor, Inc. www.vivakor.com, is a clean energy technology, ESG company focused in the area of oil remediation and natural resources. Vivakor’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on its patented Remediation Processing Centers that allows for the environmentally friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while fully recovering the oil and leaving the soil fully viable for reuse. It is currently focused on extraction from shallow, oil-laden areas in Eastern Utah, along with petroleum-based remediation projects in Kuwait and in Houston Texas.

For more information, please visit our website: www.vivakor.com

About TBT Group, Inc.

TBT is a manufacturer of piezoelectric and dielectric materials based in Bellmawr, NJ. TBT is focused on the manufacturing of components for both industrial and defense sonar applications. It is also focusing on developments of advanced piezoelectric materials for uses in sensor applications and energy harvesting systems. TBT is creating innovative energy harvesting and power management solutions for low-cost autonomous sensor devices for smart sensors and IoT networks.

For more information, please visit https://www.tbtgroup.net

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About Rowan University’s Center for Research and Education in Advanced Transportation Systems (CREATEs)

The Rowan University’s CREATEs, a research center in Rowan College of Engineering, is the only academic institution in the northeast region of the United States that has the facilities to conduct state-of-the-art accelerated pavement testing. CREATEs is conducting cutting edge, applied, and readily implementable research, to find innovative solutions to current and future challenges related to pavement materials and transportation engineering. These solutions will benefit, among others, the pavement and construction materials industry, local and state agencies across the nation, the Federal Highway Administration (FHWA), and the Department of Defense (DoD).

For more information, please visit https://rowancreates.org

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
p. 949-281-2606
info@vivakor.com

ClearThink

p. 917-658-7878
nyc@clearthink.capital

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